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                                                                      EXHIBIT 12

              MSX INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)

                                                       PREDECESSOR                   FISCAL       FISCAL       FISCAL
                                          -------------------------------------       YEAR         YEAR       SIX MONTHS
                                                YEAR ENDED DECEMBER 31,              ENDED        ENDED          ENDED
                                         --------------------------------------   DECEMBER 28,  JANUARY 3,      JULY 4,
                                             1994         1995          1996          1997         1999          1999
                                          ----------   ----------      --------   ------------  ----------    -----------
                                                                                                              (unaudited)
Earnings before income taxes and
 fixed charges:
  Income from continuing operations
    before income taxes                    $  8,540     $ 10,240       $ 6,620      $ (2,748)    $  5,839       $  9,232

  Add interest on indebtedness, net             920        1,470         1,310        12,400       16,906          9,408
  Add amortization of debt issuance cost          -            -             -             -          510            298
  Add estimated interest factor
   for rentals                                1,800        2,733         1,800         5,867        7,442          2,845
                                           --------     --------       -------      --------     --------       --------

Earnings before income taxes and
 fixed charges                             $ 11,260     $ 14,443       $ 9,730      $ 15,519     $ 30,697       $ 21,783
                                           ========     ========       =======      ========     ========       ========

Fixed charges:
 Interest on indebtedness                  $    920     $  1,470       $ 1,310      $ 12,400     $ 16,906       $  9,408
 Amortization of debt issuance cost               -            -             -             -          510            298
 Estimated interest factor for rentals        1,800        2,733         1,800         5,867        7,442          2,845
                                           --------     --------       -------      --------     --------       --------

                                            $ 2,720     $  4,203       $ 3,110      $ 18,267     $ 24,858       $ 12,551
                                           ========     ========       =======      ========     ========       ========

Ratio of earnings to fixed charges              4.1          3.4           3.1       (a)              1.2            1.7

(a) Earnings were insufficient to cover fixed charges by $2.7 million for the fiscal year ended December 28, 1997.



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